UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Shore Bancshares, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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28969 Information Lane

Easton, Maryland 21601

Dear Fellow Shareholder:

It is my pleasure to invite you to join us at the Annual Meeting of Shareholders (our “Annual Meeting”) of Shore Bancshares, Inc. (the “Company”) to be held at The Tidewater Inn, 101 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 24, 2019.

In order to simply and effectively explain the matters to be addressed at our Annual Meeting, we have included a Proxy Statement Summary starting on page 3 that highlights the detailed information included in the Proxy Statement. We have also included a Compensation Discussion and Analysis that begins on page 23, which discusses how our executives’ pay is linked to our performance and clearly explains our executive compensation philosophy and practices. We, together with our Board of Directors (the “Board”), feel that it is important to provide you with the information you are looking for in a way that is easy to understand.

At this year’s meeting, we will vote on the election of three Class I directors to serve for a three-year term ending at the 2022 annual meeting of shareholders, the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm, and the adoption of a non-binding advisory resolution approving the compensation of the Company’s named executive officers. In addition, we will transact any other business that may properly come before the Annual Meeting and at any adjournments or postponements thereof. The Board is not aware of any other business that will be presented for consideration at the Annual Meeting.

We are distributing our proxy materials to shareholders via the internet under the “Notice and Access” rules of the U.S. Securities and Exchange Commission. We believe this expedites shareholders’ receipt of proxy materials, lowers the annual meeting costs and conserves natural resources. As a result, we are mailing to many shareholders a Notice of Internet Availability of Proxy Materials (“Notice”), rather than a paper copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The Notice contains instructions on how to access the proxy materials online, vote online and obtain, if desired, a paper copy of our proxy materials.

Your vote is very important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the Annual Meeting even if you cannot attend.

March 15, 2019

Sincerely,

Lloyd L. “Scott” Beatty, Jr.
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to be Held on April 24, 2019:

Our Proxy Statement, form of Proxy, the 2018 Annual Report, and our Annual Report on Form 10-K for the year ended December 31, 2018, are available on the Internet at www.proxyvote.com and on our corporate website at www.shorebancshares.com under the “Governance Documents” link.

Information on this website, other than the Proxy Statement, is not a part of the enclosed Proxy Statement

28969 Information Lane, Easton, Maryland 21601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (our “Annual Meeting”) of Shore Bancshares, Inc. (the “Company”) will be held at The Tidewater Inn, 101 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 24, 2019, for the following purposes:

1.	To elect three Class I directors to serve for a three-year term ending at the 2022 annual meeting of shareholders.

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

3.	To adopt a non-binding advisory resolution approving the compensation of the Company’s named executive officers.

The Board of Directors (the “Board”) is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by shareholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.

The Board recommends that you vote “FOR” each of the director nominees, and “FOR” proposals 2 and 3.

Only shareholders of record as of the close of business on March 1, 2019 are entitled to receive notice of, to attend and to vote at the Annual Meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank or other nominee about the Annual Meeting and how to direct the vote of your shares, and you are welcome to attend the Annual Meeting, all as described in more detail in the Proxy Statement Summary section of the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 24, 2019. The Proxy Statement, form of Proxy, the 2018 Annual Report, and our Annual Report on Form 10-K for the year ended December 31, 2018, are available on the Internet at www.proxyvote.com and on our corporate website at www.shorebancshares.com under the “Governance Documents” link.

By Order of the Board of Directors,

W. David Morse
Secretary and General Counsel
March 15, 2019

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Deferred Compensation	35

Nonqualified Deferred Compensation	35

Employment Agreements and Change in Control Agreements	37

Benefits Upon Termination of Employment	39

Accounting and Tax Considerations	39

Compensation Committee Report	41

Compensation Committee Interlocks and Insider Participation	41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	42

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2019	43

Audit Fees and Services	43

Audit Committee Pre-Approval Policies and Procedures	43

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	44

REPORT OF THE AUDIT COMMITTEE	45

ANNUAL REPORT TO SHAREHOLDERS	46

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING	46

OTHER BUSINESS	46

SHAREHOLDERS SHARING THE SAME ADDRESS	47

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PROXY STATEMENT SUMMARY

This summary highlights information about Shore Bancshares, Inc. (the “Company,” “we,” “our” or “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for the Shore Bancshares, Inc. 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting” or the “Meeting”). This summary does not contain all of the information that you should consider in voting your shares, and you should read the entire Proxy Statement carefully before voting.

2019 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Record Date
11:00 a. m., April 24, 2019	March 1, 2019
Place	Number of Common Shares
The Tidewater Inn	Eligible to Vote at the Meeting as
101 East Dover Street	of the Record Date
Easton, Maryland 21601	12,779,809

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election Directors	FOR each nominee	8
Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR	43
Proposal 3 – Advisory Vote on the Compensation of our Named Executive Officers	FOR	44

2018 BUSINESS PERFORMANCE HIGHLIGHTS

•	The Company reported net income of $25.00 million or $1.96 per diluted common share for fiscal year 2018, compared to net income of $11.26 million, or $0.89 per diluted common share for fiscal year 2017.
•	The Company sold its retail insurance business, Avon Dixon, LLC (“Avon”), on December 31, 2018 for net proceeds of $25.2 million, resulting in a net gain after tax of $8.2 million.
•	Total assets were $1.48 billion at December 31, 2018, a $89.2 million, or 6.4%, increase when compared to $1.394 billion at the end of 2017. The primary reason for the increase was the addition of $101.8 million in loans or 9.3%, which were funded by a decrease in investment securities available for sale of $42.5 million, and an increase in short-term and long-term borrowings of $54.1 million.
•	Total deposits at December 31, 2018 increased $9.6 million, or less than 1%, when compared to December 31, 2017. The increase was due to increases in rates paid on core deposits as well as a new insured cash sweep product for customers.
•	Total shareholder’s equity increased $19.5 million, or 11.9%, when compared to the end of 2017 primarily due to current year's earnings which included the sale of Avon, partially offset by common stock dividends paid to shareholders of $4.1 million.

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CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to maintaining good corporate governance as a critical component of our success in driving sustained shareholder value. Our Board continually monitors emerging best practices in governance to best serve the interest of our shareholders, including:

•	Active shareholder engagement

•	Transparent public policy engagement

•	Long-standing commitment to sustainability

•	Independent Board

•	Independent Chairman of the Board

•	Independent Board Committees

•	Executive sessions of independent directors held at each regularly scheduled Board meeting

•	Stock ownership guidelines for directors and executive officers

DIRECTOR NOMINEE HIGHLIGHTS

Class I Directors (three-year term ending 2022):

Frank E. Mason, III — see profile on pg. 8

Jeffrey E. Thompson — see profile on pg. 9

John H. Wilson — see profile on pg. 9

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FREQUENTLY ASKED QUESTIONS

1.	What is the Notice of Internet Availability of Proxy Materials that I received in the mail and why am I receiving it?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for shareholders who have requested otherwise, we have generally mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the 2018 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”), at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this 2019 Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.

Our Board provided the Notice of Internet Availability and is making the proxy materials available to you in connection with our 2019 Annual Meeting, which will take place on April 24, 2019. As a shareholder, you are invited to attend the 2019 Annual Meeting and are entitled to, and requested to, vote on the proposals described in this Proxy Statement.

2.	What information is contained in the Proxy Statement?

This Proxy Statement describes the proposals to be voted on at the 2019 Annual Meeting, the voting process, compensation of our directors and executive officers, and certain other required information.

3.	How can I access the Company’s proxy materials electronically?

The Proxy Statement, form of proxy and 2018 Annual Report are available at www.proxyvote.com and on our corporate website at www.shorebancshares.com under the “Governance Documents” link.

4.	What does it mean if I receive more than one Notice of Internet Availability or set of the proxy materials?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.

5.	Who is soliciting my vote pursuant to this Proxy Statement?

Our Board is soliciting your vote at the 2019 Annual Meeting.

6.	Who is entitled to vote?

Only shareholders of record at the close of business on March 1, 2019 (the “Record Date”) are entitled to notice of and to vote at the 2019 Annual Meeting.

7.	How many shares are eligible to be voted?

As of the Record Date, we had 12,779,809 shares of common stock, par value $.01 per share (“Common Stock”) outstanding. Each outstanding share of our Common Stock will entitle its holder to one vote on each of the director nominees to be elected and one vote on each other matter to be voted on at the 2019 Annual Meeting.

8.	What am I voting on?

You are voting on the following matters:

•	election of three Class I directors to serve for a three-year term ending at the 2022 annual meeting of shareholders (Proposal 1);

•	ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 2); and

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•	advisory approval of the compensation of our named executive officers (Proposal 3).

9.	How does our Board recommend that I vote?

Our Board recommends that shareholders vote their shares as follows:

•	“FOR” each director nominee;

•	“FOR” the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	“FOR” the approval of the compensation of our named executive officers.

10.	How can I cast my vote? Must I attend the Annual Meeting to do so?

If you are a shareholder of record, you may vote at the 2019 Annual Meeting on April 24, 2019, or you may direct how your shares are voted without attending the 2019 Annual Meeting in one of the other following ways:

•	Internet. You can submit a proxy over the Internet to vote your shares at the 2019 Annual Meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials.

•	Telephone. If you requested and received a printed set of the proxy materials, you can submit a proxy over the telephone to vote your shares at the 2019 Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received a Notice of Internet Availability only, you can submit a proxy over the telephone to vote your shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.

•	Mail. If you requested and received a printed set of the proxy materials, you can submit a proxy by mail to vote your shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials you received.

Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board.

11.	How may a shareholder nominate someone at the Annual Meeting to be a director or bring any other business before the Annual Meeting?

The Company’s Amended and Restated By-Laws, as amended (the “Bylaws”) require advance notice to the Company if a shareholder intends to nominate someone for election as a director or to bring other business before the Meeting. Such a notice may be made only by a shareholder of record within the time period established in the Bylaws. See “Shareholder Proposals for the 2020 Annual Meeting” beginning on page 46.

12.	How do I request electronic or printed copies of this and future proxy materials?

You may request and consent to delivery of electronic or printed copies of future proxy statements, annual reports and other shareholder communications by:

•	visiting www.proxyvote.com, or

•	calling 1-800-579-1639, or

•	sending an email to sendmaterial@proxyvote.com.

When requesting copies of proxy materials and other shareholder communications, you should have available the control number located on the Notice of Internet Availability or proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

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13.	What happens if my shares are held in street name?

If you have selected a broker, bank, or other intermediary to hold your shares of Common Stock, rather than having the shares directly registered in your name with our transfer agent, you will receive separate instructions directly from your broker, bank, or other intermediary in order to vote your shares. If you, as the beneficial owner of the shares of Common Stock, do not submit voting instructions to the organization that holds your shares, that organization may still be permitted to vote your shares. In general, under The Nasdaq Stock Market Rules (the “Nasdaq Rules”), the organization that holds your shares of Common Stock may generally vote on routine matters. Proposal 2, the approval and appointment of the Company’s independent auditor, Yount, Hyde & Barbour, P.C., is a routine matter. However, absent specific instructions from beneficial owners, brokers may not vote for non-routine matters. Proposal 1, the election of directors, and Proposal 3, the advisory approval of the compensation of our named executive officers, are non-routine matters. Therefore, there may be broker non- votes with respect to Proposals 1 and 3. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

Please note that if your shares are held in street name and you wish to attend and vote your shares at the 2019 Annual Meeting, you must first obtain a legal proxy from your broker, bank, or other intermediary that is the holder of record of your shares and bring it with you to the Meeting. Otherwise you will not be permitted to vote in person at the 2019 Annual Meeting.

14.	What steps can I take if I want to revoke my proxy?

Any shareholder giving a proxy may revoke it at any time by submission of a later dated proxy, subsequent Internet or telephonic proxy, or by written notice delivered to Lloyd L. Beatty, Jr., President and Chief Executive Officer (“CEO”) of the Company, at the Company’s address listed above or at the meeting. Shareholders entitled to vote at the 2019 Annual Meeting who attend may revoke any proxy previously granted and vote in person at the Meeting by written ballot. Unless so revoked, the shares represented by such proxies will be voted at the 2019 Annual Meeting and all adjournments or postponements of the Meeting.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the shareholder on the proxy. If no direction is given, the proxy will be voted FOR ALL NOMINEES named in Proposal 1, FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm, as described in Proposal 2 and FOR the adoption of the resolution approving the compensation of the named executive officers, as described in Proposal 3.

15.	How are the votes tabulated?

Broadridge will tabulate all votes which are received prior to the date of the 2019 Annual Meeting. We have appointed Camille Pecorak as Inspector of Election of the 2019 Annual Meeting and to receive Broadridge’s tabulation, to tabulate all other votes, and to certify the voting results. We intend to publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Meeting.

16.	Who pays the cost of this solicitation?

We will pay the cost of this solicitation. In addition, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our officers and employees who will not be additionally compensated therefor.

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PROPOSAL 1: ELECTION OF DIRECTORS

Classification of the Company’s Directors

The number of directors constituting our Board is currently set at 12. Mr. Christopher F. Spurry, who is currently a member of the Board, will not stand for re-election at the 2019 Annual Meeting. The Company and the Board thank Mr. Spurry for his extensive service as a member of the Board. The Board will commence a search for a qualified director candidate for the open Board seat. In accordance with the terms of the Company’s Amended and Restated Articles of Incorporation, as supplemented (the “Charter”), our Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms as follows:

•	The Class I directors are Christopher F. Spurry, Frank E. Mason, III, Jeffrey E. Thompson and John H. Wilson, and their terms will expire at the 2019 Annual Meeting;

•	The Class II directors are Blenda W. Armistead, Clyde V. Kelly, III, David A. Fike, and David W. Moore, and their terms will expire at the annual meeting of shareholders to be held in 2020;

•	The Class III directors are David J. Bates, Lloyd L. Beatty, Jr., James A. Judge and R. Michael Clemmer, Jr. and their terms will expire at the annual meeting of shareholders to be held in 2021.

Election Procedures; Term of Office

At each annual meeting of shareholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. Any change in the Board resulting from an increase or decrease in the number of directors will be distributed by the Board among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Nominees for Election

Our Board has approved the nomination of Frank E. Mason, III, Jeffrey E. Thompson and John H. Wilson, for re- election as Class I directors.

Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “Qualifications of 2019 Director Nominees and Continuing Directors.”

QUALIFICATIONS OF 2019 DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Class I Director

Nominees:

Frank E. Mason, III Age: 56 Director Since: 2011 (Chairman since 2017) Committees: Executive; Compensation; Nominating & Governance	Mr. Mason served as a director of the Company and The Talbot Bank of Easton, a wholly-owned bank subsidiary of the Company (“Talbot Bank”) since 2011 and subsequently became a director of Shore United Bank after the merger of Talbot Bank and CNB, a wholly-owned bank subsidiary of the Company (“CNB”) in 2016. Mr. Mason was elected Chairman of the Board for the Company and Bank in 2017. Mr. Mason is the President and Chief Executive Officer of JASCO Incorporated, a manufacturer and distributor of analytical instrumentation for the scientific research community, a position he has held since 2004. JASCO Incorporated, which is a subsidiary of JASCO Corporation located in Tokyo, Japan, operates throughout North and South America. Prior to becoming President and Chief Executive Officer, Mr. Mason served as JASCO Incorporated’s Chief Operations Officer from 1996 to 2004 and as its Sales Director for North America from 1987 to 1995. Mr. Mason has a Bachelor of Arts degree from the University of Maryland, College Park, and a MBA from Johns Hopkins University. In nominating Mr. Mason, the Nominating Committee considered as important factors Mr. Mason’s experience in leading a large corporation, his financial and operational knowledge.

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Jeffrey E. Thompson Age: 63 Director Since: 2016 Committees: Compensation	Mr. Thompson served as a director of CNB since 2005 and subsequently became a director of Shore United Bank and the Company after the merger of CNB and Talbot Bank in 2016. He also served as legal counsel for CNB from 1986 to July 2016. Mr. Thompson is a managing partner for the law firm of Thompson & Richard, LLP, located in Centreville, Maryland. The law firm has a concentration in all matters pertaining to commercial and residential real estate, estates and trust. The law firm owns and operates a title insurance agency, Chesapeake Title Group. In nominating Mr. Thompson, the Nominating Committee considered as important factors Mr. Thompson’s qualifications as an attorney, his expertise in real estate law, and his extensive service on a bank board.

John H. Wilson Age: 73 Director Since: 2009 Committees: Compensation; Nominating & Governance	Mr. Wilson has been a director of the Company since 2009. He served as a director of Talbot Bank since 2009 and subsequently became a director of Shore United Bank after the merger of Talbot Bank and CNB in 2016. Since 2006, Mr. Wilson has served as the President and Chief Executive Officer of Coastal South of Maryland, Inc., a land development and real estate consulting company. Mr. Wilson is also the owner/operator of the Chesapeake Bay Beach Club, a private events facility, and managing member of the Tidewater Inn, LLC, and the Inn at the Chesapeake Bay Beach Club. In nominating Mr. Wilson, the Nominating Committee considered as important factors Mr. Wilson’s experience in the insurance industry, his experience in real estate development and operating businesses similar to our typical customers, and his familiarity with and involvement in one of our key market areas.

Retiring Class I Director:

Christopher F. Spurry Age: 71 Director Since: 2004 Committees: Executive; Audit; Risk Management	Mr. Spurry served as Chairman of the Board from 2006 to 2017. He served as a director of the Talbot Bank, now Shore United Bank, since 1995, and he served as a director of The Felton Bank, a wholly-owned bank subsidiary that merged into CNB on January 1, 2011 (“Felton Bank”), between September 2009 and December 31, 2010. He currently serves on the Executive, Audit, and Risk Management Committees. Mr. Spurry is the founder and former owner of Spurry & Associates, Inc., a manufacturer’s representative firm that has represented manufacturing companies in the commercial/institutional foodservice and refrigeration equipment industry in the Mid-Atlantic region for over 32 years. The firm provides sales, marketing, applications engineering, and project management services. In September of 2015, Mr. Spurry sold Spurry & Associates, Inc. In 1985, Mr. Spurry founded Charter Distributing, Inc., which he sold in 1996 after 11 profitable years. Over the past 20 years, Mr. Spurry successfully completed seven real estate investment, redevelopment, or subdivision projects as managing member, investor, and owner of Spurry-Morgan, LLC and Spurry-Commercial, LLC. Mr. Spurry’s qualifications to serve on the Board include his executive and business experience, his real estate experience, and his extensive experience on bank boards, which combine to yield valuable insight in the areas of management, communications, best practices, appreciation of risk, governance, and strategic planning.

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Continuing Directors:

Class II Directors:

Blenda W. Armistead Age: 67 Director since: 2002 Committees: Nominating & Governance (Chair); Audit; Risk Management	Ms. Armistead is a self-employed investor. Ms. Armistead has been a director of the Company since 2002 and served as a director of Talbot Bank since 1992 and subsequently became a director of Shore United Bank after the merger of CNB and Talbot Bank in 2016. Ms. Armistead served as the County Manager and Finance Officer of Talbot County, Maryland from 1982 to 1999 and has served on the boards of numerous community-based organizations within Talbot County and the Mid- Shore. Ms. Armistead received her MBA from the University of North Carolina in 1974. Ms. Armistead’s qualifications to serve on our Board include, her banking experience, her managerial, governance and financial expertise relating to her career in local government, and her familiarity with and involvement in one of our key market areas.

Clyde V. Kelly, III Age: 65 Director Since: 2016 Committees: Nominating & Governance	Mr. Kelly served as a director of CNB since 2005, and subsequently became a director of Shore United Bank and the Company after the merger of CNB and Talbot Bank in 2016. Mr. Kelly has been the President and General Manager of Kelly Distributors since 1987, a company that distributes Anheuser-Busch InBev and craft brewery brands in Talbot, Queen Anne’s, Caroline, Dorchester, and Kent counties of Maryland. Mr. Kelly’s qualifications to serve on our Board include his leadership of a large company, familiarity with an important market area in which we compete, and his 14-year experience on a bank board which the Nominating Committee believes offers valuable management and operational knowledge.

David A. Fike Age: 51 Director Since: 2016 Committees: Audit	Mr. Fike served as a director of Talbot Bank since 2012 and subsequently became a director of Shore United Bank and the Company after the merger of Talbot Bank and CNB in 2016. Mr. Fike was formerly the President of APG Media of Chesapeake, LLC, where he was responsible for print and digital publications and products throughout Maryland. He started his 27-year career with Chesapeake Publishing & Printing in 1992 as an advertising account executive for one of their weekly newspapers. During his career with the company, he held the positions of Retail Advertising Manager, Advertising Director, Director of Advertising & Marketing, General Manager, Publisher, Regional Vice President, and President. Mr. Fike is the past President of the Maryland Delaware D.C. Press Association and Press Services, past Chairman of the Talbot County Chamber of Commerce and has served previously on the board of directors for Talbot Bank, Talbot Mentors, The United Fund of Talbot County, Cecil County Chamber of Commerce, and the Maryland Delaware D.C. Press Foundation and the former President for Brighter Christmas Fund, a regional nonprofit fund that has given nearly 3 million dollars, since the funds inception, to families in need during the Christmas season. Mr. Fike is a graduate of the University of Maryland College Park and graduated with a degree in Business Management. He is also a graduate of Shore Leadership (2014) and Leadership Maryland (2016). Mr. Fike’s qualifications to serve on our Board include his experience in communications, business management, and his community involvement in our key markets.

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David W. Moore Age: 54 Director Since: 2014 Committees: Compensation (Chair); Risk Management	Mr. Moore has been a director of the Company since 2014. He previously served as a director of Felton Bank since 2001 and subsequently became a director of CNB after the merger of Felton Bank and CNB in 2010. He was the Chairman of the ALCO Committee and was a member of CNB’s Executive Committee. He became a director of Shore United Bank after the merger of Talbot Bank and CNB in 2016. Currently, Mr. Moore is the Chairman of Shore Bancshares and Shore United Bank’s Compensation Committees and is a member of Shore United Bank’s Risk Management Committee. Mr. Moore has served as President and CEO of Milford Housing Development Corporation (MHDC) since 2004 and President of East Coast Property Management since 2011. He received his Associate degree in Construction Management from Delaware Technical and Community College in 1984 and his Bachelor of Science degree in Business Management in 1994. Mr. Moore’s qualifications to serve on our Board include his experience in banking in both Delaware and Maryland as well as his expertise in the housing industry in our key market areas.

Class III Director Nominees:

Lloyd L. Beatty, Jr. Age: 66 Director Since: 2000 Committees: Executive	Mr. Beatty has served as the Company's President and Chief Executive Officer (“CEO”) since June 2013 and as a director of the Company since 2000. He was appointed CEO of Shore United Bank in December 2018 and President in January 2019. Prior to the merger of our banking subsidiaries, CNB and Talbot Bank, which formed Shore United Bank, in 2016, Mr. Beatty served as a director of the Talbot Bank since 1992 and as a director of CNB since 2015 and subsequently became a director of the Bank following the merger. Since January 2011, Mr. Beatty has served as our President and Chief Operating Officer (“COO”) and previously served as our Executive Vice President and COO since August 2007. Prior to that and since October 2004, Mr. Beatty has been employed by us in various executive level operating officer capacities. Prior to joining the Company, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP, a global private equity firm, and President of Darby Advisors, Inc., a privately held family investment business, from 1998 to 2005. Mr. Beatty was also a practicing certified public accountant for 25 years and a principal in the accounting firm Beatty, Satchell & Company from 1977 to 1998. Mr. Beatty’s qualifications to serve on our Board include his extensive financial knowledge and operational experience, as well as his familiarity with an important market area in which we compete, his experience with the Bank and his experience in advising companies in financial and tax matters, mergers and acquisition transactions, and insurance operations.

David J. Bates Age: 72 Director Since: 2012 Committees: Executive (Chair); Nominating & Governance	Mr. Bates has been a director of the Company since 2012 and became a director of Shore United Bank following the merger of our subsidiary banks in 2016. Since September 2014, Mr. Bates has served as Chairman & CEO of Xtone, Inc., a small privately held technology company located in Northern Virginia. He has a Master’s Degree in economics and an MBA in finance and was employed by the World Bank Group headquartered in Washington, DC for 20 years. During that time he served 10 years as a specialist in project loan finance at International Finance Corporation, World Bank Group’s private sector affiliate. Mr. Bates qualifications to serve on the Board include, his experience in banking and finance as well as his experience in corporate governance matters gained through service on a number of private corporate and nonprofit boards.

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James A. Judge Age: 60 Director Since: 2009 Committees: Audit (Chair); Risk Management	Mr. Judge has been a director of the Company since 2009. He previously served as a director of CNB since 2005 and subsequently became a director of Shore United Bank after the merger of Talbot Bank and CNB in 2016. Mr. Judge has been a certified public accountant for over 30 years and partner since 1985 with Anthony, Judge & Ware, LLC, an accounting and tax services company located in Chestertown, Maryland. Mr. Judge’s qualifications to serve on our Board include his qualifications as a certified public accountant, his expertise in the preparation and examination of financial statements, his familiarity with the banking business, and his experience in owning and operating his own business.

R. Michael Clemmer, Jr. Age: 51 Director Since: 2016 Committees: Risk Management (Chair), Nominating & Governance	Mr. Clemmer served as a director of Talbot Bank since 2012 and subsequently became a director of Shore United Bank and the Company after the merger of Talbot Bank and CNB in 2016. Mr. Clemmer is President of Salisbury, Inc., a company that designs and manufactures pewter, sterling silver and other metal giftware, a position he has held since 1991. In 1995, Mr. Clemmer founded Executive Decision, Inc. a corporate recognition company. Since 1992, Mr. Clemmer has been involved in the development, acquisition and renovation of industrial and commercial property. He is founder of Waterside Properties LLC, a property development and management company. Mr. Clemmer is a graduate of the University of Richmond and has been a resident of Talbot County since 1982. Mr. Clemmer’s qualifications to serve on our Board include his leadership capabilities, real estate development in our key market area, and his civic participation in the business community.

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EXECUTIVE OFFICERS WHO ARE NOT SERVING AS DIRECTORS

Below is information regarding each of our current executive officers who are not directors of the Company, including their title, age and brief biography describing each executive officer’s business experience.

Name	Age	Position
Edward C. Allen	71	Senior Vice President and Chief Financial Officer
Donna J. Stevens	55	Senior Vice President and Chief Operating Officer
W. David Morse	57	Secretary and General Counsel

Edward C. Allen was appointed Senior Vice President and Chief Financial Officer of Shore Bancshares, Inc. and Shore United Bank effective June 2016. Mr. Allen was previously CNB’s President and Chief Executive Officer from September 2014 to June 2016 and prior to that he was CNB’s Chief Financial Officer from October 2011 when he started with the company. Mr. Allen is a career banker with 40 years’ experience in community banks. He has been CFO or COO of banks ranging in asset size from $400 million to $2.5 billion. He has a Bachelor of Science degree in accounting and an MBA in finance. Most of his career has been on the finance side of the business, although he was COO of a $500 million bank for 12 years, focusing on IT, Branch Administration, HR, Compliance, and Facilities Management. He has extensive experience in budgeting, investment portfolio management and board presentations. He has been active in the past in civic affairs and is a member of the Board of Directors of Compass Regional Hospice (formerly Queen Anne’s County Hospice).

Donna. J. Stevens was appointed Senior Vice President and Chief Operating Officer of the Company in July 2015 and for Shore United Bank in July 2016. She served as the Company’s Chief Operations Officer from July 2013 to July 2015. She has been employed by the Company in various officer capacities since 1997, including Senior Vice President, Senior Operations and Compliance Officer and Corporate Secretary for CNB, the Company’s wholly-owned commercial bank subsidiary from February 2010 to June 2013. Her banking career began in 1980 as a Teller and progressed with four financial institutions in functions including retail branch and bank operations. Management responsibilities have included retail branch banking, loan operations and documentation, credit administration, bank operations, and compliance. Education includes and Associates Degree in Business Management, Maryland Banking School, ABA Compliance School and Stonier Graduate School of Banking. Professional affiliations include Maryland Banker’s Association Regulatory Affairs Committee and Mid-Atlantic Regional Compliance group. Previous affiliations include past Chairman of the Maryland Banker’s Leadership and Development Committee and member of the Government Relations Council.

W. David Morse has served as Secretary and General Counsel for the Company since 2008. He began employment with Shore United Bank (formerly the Talbot Bank) in 1991. He received his Juris Doctorate from the University of Baltimore and was admitted to the Maryland State Bar in 1986. He received his Bachelor of Arts degree from High Point College, NC in 1983. He also serves as Senior Vice President – Legal Counsel for Shore United Bank.

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CORPORATE GOVERNANCE

Director Independence

Pursuant to Rule 5605(b)(1) of the Nasdaq Rules, a majority of the members of the Board must be “independent directors” as that term is defined by Nasdaq Rule 5605(a)(2). In accordance with Nasdaq Rules, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that currently serving directors, Blenda W. Armistead, Christopher F. Spurry, Clyde V. Kelly, III, David A. Fike, David J. Bates, David W. Moore, Frank E. Mason, III, James A. Judge, Jeffrey E. Thompson, John H. Wilson and R. Michael Clemmer, Jr. are “independent directors” under the Nasdaq Rules and these independent directors constitute a majority of our Board.

Board Leadership Structure and Executive Sessions

Our Board currently separates the roles of Chairman of the Board and Chief Executive Officer. The Board’s philosophy is and has been to fill the position of Chairman with an independent director. The foregoing structure is not mandated by any provision of law or our Charter or Bylaws, but the Board believes that this governance structure provides the best balance between the Board’s independent authority to oversee our business and the Chief Executive Officer’s management of our business on a day-to-day basis.

The duties of the Chairman include: (i) acting as a liaison and channel for communication between the independent directors and the Chief Executive Officer; (ii) providing leadership to ensure the Board works cohesively and independently and during times of crisis; (iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of information from executive management to the independent directors; (iv) being available to consult with the Chief Executive Officer and other directors on corporate governance practices and policies; (v) coordinating the assessment of Board committee structure, organization and charters and evaluating the need for change, as well as committee membership; (vi) together with the Chair of the Nominating and Governance Committee, interviewing all Board candidates and making recommendations concerning such candidates; (vii) coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer; (viii) ensuring appropriate segregation of duties between Board members and management; (ix) suggesting agenda items for Board meetings; and (x) together with the Chair of the Compensation Committee, communicating the Board’s evaluation of the performance of the Chief Executive Officer.

To further strengthen the oversight of the full Board, the Board’s independent directors hold executive sessions at which only non-management directors are present. The executive sessions are scheduled in connection with regularly scheduled Board meetings. Additional executive sessions may be called by any of the independent directors as often as necessary. During fiscal year 2018, the independent directors met six times in executive session without the presence of management.

For these reasons, the Board believes that our corporate governance structure is in the best interests of the Company and our shareholders at this time. The Board retains authority to modify this structure as it deems appropriate.

Board and Committee Oversight of Risk

The Board is actively involved in overseeing our risk management through the work of its various committees and through the work of the boards of directors and committees of our subsidiaries, a number of which have Company directors as members. Each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees the process by which senior management and the relevant departments assess and manage our exposure to, and management of, financial and operational risks. The Nominating and Governance Committee manages risks by setting criteria for nomination of director candidates, nominating qualified candidates, and establishing and periodically reviewing our governance policies. In addition, the Board implemented a comprehensive Enterprise Risk Management (“ERM”) program during 2014. The entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as its strategic direction. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

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Business Conduct and Code of Ethics

We have adopted a Code of Ethics, as amended, that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. The Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. The Code of Ethics operates as a tool to help directors, officers, and employees understand and adhere to the high ethical standards required for employment by, or association with, the Company.

The Code of Ethics is available on our website at www.shorebancshares.com under the “Governance Documents” link. Shareholders can also obtain a written copy of the Code of Ethics, free of charge, upon request to: W. David Morse, Secretary, Shore Bancshares, Inc., 18 E. Dover Street, Easton, Maryland 21601 or (410) 763-7800. Any future changes or amendments to the Code of Ethics and any waiver that applies to one of our senior financial officers or a member of the Board will be posted to our website.

Shareholder Communications and Annual Meeting Attendance

Shareholders may communicate with our Board by contacting W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 763-7800. All communications will be forwarded directly to the Chairman of the Board for consideration.

The Board members are not required to attend our annual meetings of shareholders. However, all directors are encouraged to attend every annual meeting of shareholders as we believe that the annual meeting is an opportunity for shareholders to communicate directly with directors. If you would like an opportunity to discuss issues directly with the members of the Board, please consider attending this year’s Annual Meeting. At the 2018 annual meeting of shareholders, all directors (who were serving as such) were in attendance.

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The Company and its subsidiaries have adopted policies and procedures to ensure compliance with the foregoing requirements.

COMMITTEES OF THE BOARD OF DIRECTORS

	Executive	Audit	Compensation	Nominating & Governance	Risk Management
Blenda W. Armistead		X		Chair	X
Christopher F. Spurry	X	X			X
Clyde V. Kelly, III				X
David A. Fike		X
David J. Bates	Chair			X
David W. Moore			Chair		X
Frank E. Mason, III	X		X	X
James A. Judge		Chair			X
Jeffrey E. Thompson			X
John H. Wilson			X	X
Lloyd L. Beatty, Jr.	X
R. Michael Clemmer, Jr.				X	Chair
Number of Meetings in 2018	3	4	5	5	4

Executive Committee

Our Executive Committee consists of David J. Bates, Chair, Christopher F. Spurry, Frank E. Mason, III, and Lloyd L. Beatty. The Executive Committee has the authority to exercise the powers of our Board in the management of the business and affairs of the Company, subject to any restrictions imposed by law and to subsequent revision or alteration of any such action by the Board. The Executive Committee met three times during fiscal year 2018. Following the 2019 Annual Meeting, our Board will consider a suitable replacement for Mr. Spurry on the Executive Committee.

Audit Committee

The current members of the Audit Committee are James A. Judge, Chair, Blenda W. Armistead, Christopher F. Spurry, and David A. Fike. Following the 2019 Annual Meeting, our Board will consider a suitable replacement for Mr. Spurry on the Audit Committee. Our Board has determined that each current member of the Audit Committee is “independent” and financially literate as required in the Audit Committee charter and as required by the rules and regulations promulgated by the SEC and The Nasdaq Stock Market. Our Audit Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Audit Committee met four times during fiscal 2018.

The principal functions of the Audit Committee are to review the financial information to be provided to our shareholders and others, our financial reporting process, our system of internal controls, our independent auditors’ independence, our audit process and the process for monitoring compliance with laws and regulations. Under our Audit Committee charter, the Audit Committee is solely responsible for hiring and firing the independent auditors and approving their fees and engagement terms; resolving any disagreement between the independent auditors and our management; and pre-approving all audit and non-audit services performed by the independent auditors, subject to a de minimis exception.

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Our Board has determined that James A. Judge, Chairman of the Audit Committee, qualifies as an audit committee financial expert within the meaning of applicable SEC rules because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, and experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Judge has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.

Compensation Committee

The members of the Compensation Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are David W. Moore, Chair, Frank E. Mason, III, Jeffrey E. Thompson, and John H. Wilson. The Compensation Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Compensation Committee met five times during fiscal 2018.

The Compensation Committee is generally responsible for overseeing and, as appropriate, determining our director and executive officer compensation, recommending executive promotions to the full Board, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. The Compensation Committee determines executive compensation pursuant to the principles discussed in the section below entitled “Overview of Compensation Philosophy and Objectives” and determines director compensation by periodically reviewing the compensation practice of peer group institutions.

Pursuant to its charter, the Compensation Committee may retain or obtain the advice of a compensation consultant, legal counsel or other advisers as it deems necessary and appropriate to carry out its duties and, in connection with such retention of consultants, the Compensation Committee will consider the independence factors as required by the applicable rules of The Nasdaq Stock Market and the SEC. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by them. During fiscal year 2018, the Compensation Committee engaged Gallagher Benefit Services and Hunt Benefits & Associates to perform executive and director compensation market reviews.

Nominating and Governance Committee

The members of the Nominating and Governance Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are Blenda W. Armistead, Chair , Clyde V. Kelly III, David J. Bates, Frank E. Mason, III and John H. Wilson. The Nominating and Governance Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Nominating and Governance Committee met five times during fiscal year 2018.

The Nominating and Governance Committee is responsible for overseeing and, as appropriate, determining or making recommendations to the Board regarding membership and constitution of the Board and its role in overseeing our affairs. The Nominating and Governance Committee manages the process for evaluating the performance of the Board and for nominating candidates (including current Board members) for election by our shareholders after considering the appropriate skills and characteristics required for the Board, the current makeup of the Board, the results of the evaluations and the wishes of the Board members to be re-nominated.

The Nominating and Governance Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Nominating and Governance Committee will from time to time review and consider candidates recommended by shareholders. Shareholder recommendations should be submitted in writing to: Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn: W. David Morse, Secretary; and must specify (i) the recommending shareholder’s contact information, (ii) the class and number of shares of capital stock beneficially owned by the recommending shareholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

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Whether recommended by a shareholder or chosen independently by the Nominating and Governance Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating and Governance Committee does not have a formal policy pursuant to which it considers specific diversity criteria when selecting nominees, such as education, professional experience, skills, race or gender. Rather, the Nominating and Governance Committee’s goal in selecting nominees is to identify persons who have business and other ties to the communities and industries we serve, and who have skills, education and other attributes that will meet the needs of the Board at that time and, generally, that are complimentary to the skills and attributes possessed by existing directors. When searching for and appointing directors to fill a particular committee position, the Nominating and Governance Committee searches for persons who will meet the independence standards required for those committees and who possess skills and attributes that will allow the committee to be effective. The Nominating and Governance Committee also strives to select individuals who it believes will work well with the other directors at the highest level of integrity and effectiveness.

A candidate, whether recommended by a shareholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties. In assessing the qualifications of potential candidates, the Nominating and Governance Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise, or independence from the Company.

It should be noted that a shareholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a shareholder will be approved by the Nominating and Governance Committee or nominated by the Board. A shareholder who desires to nominate a candidate for election may do so only in accordance with Article II, Section 4 of our Bylaws which provides that directors may be nominated by shareholders by written request to the Secretary of the Company received not less than 120 days nor more than 180 days prior to the date fixed for the meeting. Additional time constraints are applicable in the cases of a change in shareholder meeting date or a special meeting called for the purpose of electing directors. As provided in the Bylaws, the notice of nomination must specify: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of our capital stock owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of our capital stock owned by the notifying shareholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; (g) a description of all arrangements or understandings between such notifying shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying shareholder; (h) a representation that such notifying shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Enterprise Risk Management Oversight Committee

The members of the ERM Oversight Committee are R. Michael Clemmer, Jr., Chair, Blenda W. Armistead, Christopher F. Spurry, David W. Moore and James A. Judge. Following the 2019 Annual Meeting, our Board will consider a suitable replacement for Mr. Spurry on the ERM Oversight Committee. To direct the ERM function, the ERM Oversight Committee is responsible for establishing and monitoring the volume and mix of our assets and funding sources. The ERM Oversight Committee’s overall objective is to manage our liquidity, capital adequacy, growth, risk, and profitability goals. ERM will be the primary forum for discussion and analysis of our investment plans, lending plans, liability structure, and overall interest rate risk.

Board and Committee Meetings and Attendance

Our Board held nineteen meetings during fiscal year 2018. During fiscal year 2018, the Board had five separately designated standing committees: the Executive Committee, the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, and the ERM Oversight Committee.

In fiscal year 2018, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which that person served as a director) and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by us to own beneficially more than five (5%) of the outstanding shares of Common Stock; (ii) each of our directors and executive officers named in the Summary Compensation Table (such executive officers are referred to herein as the “Named Executive Officers”); and (iii) all of our directors and executive officers as a group; and includes all shares of Common Stock that may be acquired within 60 days of the Record Date. The address of each of the persons named below is the address of the Company except as otherwise indicated.

	Number of Shares Beneficially		Percent of Class Beneficially
Name	Owned		Owned
Directors, Nominees and Names Executive Officers
Edward C. Allen	11,927		*
Blenda W. Armistead	19,021	(1)	*
David J. Bates	12,317		*
Lloyd L. Beatty, Jr.	89,999	(2)	*
Patrick M. Bilbrough	-	(3)	*
Michael R. Clemmer, Jr.	6,951	(4)	*
David A. Fike	6,076		*
James A. Judge	11,518	(5)	*
Clyde V. Kelly	5,079		*
Frank E. Mason, III	21,613		*
David W. Moore	6,389	(6)	*
Christopher F. Spurry	24,608	(7)	*
Donna J. Stevens	7,227	(8)	*
Jeffrey E. Thompson	10,091	(9)	*
John H. Wilson	13,488	(10)	*
All Directors, Nominees and Named Executive Officers as a Group (15 Persons)	246,304		1.9%
5% Shareholders
Wellington Management Group, LLP
280 Congress Street
Boston, Massachusetts 02210	1,159,487	(11)	9.1%
BlackRock, Inc.
55 East 52nd Street
New York, New York 10055	835,881	(12)	6.5%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	675,287	(13)	5.3%
All 5% Shareholders as a Group	2,670,655		20.9%
Total	2,916,959		22.8%

* Amount constitutes less than 1%.

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Notes:

(1)	Includes 1,305 shares held individually by Bruce C. Armistead; 2,532 shares held by Bruce C. Armistead under an Individual Retirement Account arrangement; and 2,545 shares held by Bruce C. Armistead, as custodian for a minor child.

(2)	Includes 15,026 shares held jointly with Nancy W. Beatty; 855 shares held individually by Nancy W. Beatty.

(3)	Mr. Bilbrough’s employment ended on January 14, 2019.

(4)	Includes 1,500 shares held jointly with Dina Clemmer and 350 shares held by Dina Clemmer, as custodian for a minor child.

(5)	Includes 5,740 shares held individually by Margaret B. Judge.

(6)	Includes 96 shares held jointly with Evelyn W. Moore.

(7)	Includes 8,152 shares held jointly with Beverly B. Spurry; 300 shares held by Beverly B. Spurry under a SEP arrangement; and 747 shares held by Beverly B. Spurry under an Individual Retirement Account arrangement.

(8)	Includes 179 shares held jointly with Clay Stevens; 30 shares held as joint tenant with Laura Stevens; and 30 shares held as joint tenant with Taylor Stevens.

(9)	Includes 1,200 shares held jointly with Barbara Thompson.

(10)	Includes 3,033 shares held jointly with Deidre K. Wilson.

(11)	As reported in a Schedule 13 G/A filed with the SEC on February 12, 2019 for the calendar year ended December 31, 2018.

(12)	As reported in a Schedule 13 G/A filed with the SEC on February 6, 2019 for the calendar year ended December 31, 2018.

(13)	As reported in a Schedule 13 G filed with the SEC on February 12, 2019 for the calendar year ended December 31, 2018.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

Overview

Our directors who are not also our employees or employees of our subsidiaries, referred to as “outside directors,” receive an annual retainer for their service on the Boards of both the Bank and Company. Outside directors are permitted to elect to receive their quarterly installments of the annual retainer in either cash or stock pursuant to the Shore Bancshares, Inc. 2016 Stock and Incentive Compensation Plan (the “2016 Equity Plan”). These compensatory arrangements are discussed in detail below.

The following table provides information about the compensation paid to or earned by our outside directors during fiscal year 2018. Information regarding compensation paid to or earned by directors who are also Named Executive Officers is presented in the Summary Compensation Table that appears below in the section entitled “Compensation Discussion and Analysis.”

Director Compensation Table

	Fees earned	Fees earned or paid in
	or paid in cash	restricted stock	Stock awards	Total
Name	($)	($)(1)	($)(2)	($)
Blenda W. Armistead	25,006	-	16,994	42,000
David J. Bates	30	24,976	16,994	42,000
R. Michael Clemmer, Jr.	5,280	19,725	16,994	42,000
David A. Fike	15,043	9,962	16,994	42,000
James A. Judge	25,006	-	16,994	42,000
Clyde V. Kelly, III	25,006	-	16,994	42,000
Frank E. Mason, III	26,268	8,737	16,994	52,000
David W. Moore	25,006	-	16,994	42,000
Christopher F. Spurry	25,006	-	16,994	42,000
Jeffrey E. Thompson	25,006	-	16,994	42,000
John H. Wilson	30	24,976	16,994	42,000

Notes:

(1)	Includes amounts earned for serving on the Board of the Company in which the director elected to receive payment in the form of restricted stock.

(2)	The amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, “Accounting for Stock Compensation” (“ASC 718”). See Note 13 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions underlying valuation of equity awards.

(3)	The position of Chairman of the Board is paid a higher annual retainer than the remaining directors.

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Company Director Compensation

During 2018, our outside directors received an annual retainer fee of $42,000 per director and $52,000 for the Chairman of the Board. The annual retainer is paid in four quarterly installments throughout the fiscal period in which the outside director serves. Directors have the option to receive their retainers in the form of cash or restricted stock issued pursuant to the 2016 Equity Plan with immediate vesting. Ten thousand ($10,000) of the increased annual retainer will be in the form of restricted stock, although directors may elect to receive a greater portion of their retainer in equity. In 2019, the equity portion of the annual retainer will be paid in restricted stock with a one-year vesting period.

All of our directors are eligible to participate in the 2016 Equity Plan, which is discussed below under the heading “Overview of Compensation Philosophy and Objectives” in the “Compensation Discussion and Analysis” section.

Minimum Stock Ownership Requirements

Minimum stock ownership requirements for the CEO, Directors and Named Executive Officers as follows:

CEO — minimum of 20,000 shares within 5 years of appointment;

Directors — minimum of 4,000 shares within 3 years of being elected; and

Named Executive Officers — minimum of 4,000 shares within 5 years of appointment.

All named executives and directors have met the required ownership levels.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to reward our senior management team not just for delivering short-term results but also for driving consistent sustainable growth, which is how we exceed customer expectations and produce positive returns for our shareholders. We believe that our compensation decisions reflect a balanced and responsible pay approach by tying pay outcomes over the short and long-term, while also considering the environment in which compensation decisions are made.

Shareholders have the opportunity, at the 2019 Annual Meeting, to vote to endorse or not endorse the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules. The Compensation Committee and the Board believe that this Compensation Discussion and Analysis, and the compensation tables and narrative discussion that follow, support their recommendation to approve the shareholder advisory resolution for the following Named Executive Officers in 2018:

•	Lloyd L. Beatty, Jr. — President and Chief Executive Officer

•	Edward C. Allen — Senior Vice President and Chief Financial Officer

•	Donna J. Stevens — Senior Vice President and Chief Operating Officer

In addition to the aforementioned officers, Mr. Patrick M. Bilbrough, the former President of Shore United Bank, qualifies as a Named Executive Officer in 2018 since he would have been one of the two most highly compensated officers in fiscal 2018.

Compensation Philosophy

The primary objective of the Compensation Committee’s approach is to provide competitive levels of compensation so that we may attract, retain and reward outstanding executive officers. In a highly competitive community banking marketplace, excellent leadership is essential. Our executive officers are expected to manage the business of the Company and its subsidiaries in a manner that promotes growth and profitability for the benefit of shareholders, while exceeding the requirements and service expectations of our customers. To that end, the Compensation Committee believes that:

•	Key executives should have compensation opportunities at levels that are competitive with peer institutions;

•	Total compensation should include “at risk” components that are linked to annual and long-term performance results; and

•	Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long-term performance of the Company and aligning their interests with those of shareholders.

Say on Pay Results and Shareholder Outreach

At the 2018 annual meeting of shareholders, the Company’s shareholders adopted a non-binding resolution approving the compensation paid to our executive officers, as disclosed in the definitive proxy statement for that meeting pursuant to Item 402 of the SEC’s Regulation S-K. The measure was approved by approximately 51% of all votes cast, which was not satisfactory to us or our Board. In an effort to increase our shareholder approval percentage at our 2019 annual meeting, during 2018 we undertook a comprehensive review of our executive compensation program design and governance practices with the view towards making necessary or advisable changes to the plan design and governance practices, as well as the composition of our peer group, in anticipation of 2019 executive compensation decisions. We also engaged in a shareholder outreach process, targeting our larger shareholders which, as of the Record Date, represents 18% of our issued shares of common stock. Based upon the feedback received from this outreach, we adopted certain updates to our executive compensation program, including our decision not to renew the employment agreements of our executive officers and transitioning such officers to change in control agreements and our decision not to continue our long-term incentive plan program with new performance share plans in 2019. Both the Compensation Committee and the Board intend to periodically re-evaluate our executive compensation philosophy and practices in light of the Company’s performance, needs and developments, including the outcome of future non-binding advisory votes by the Company’s shareholders.

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Role of Compensation Consultants

The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee’s chair, Mr. Moore. The Compensation Committee’s consultant does not perform any services for the Company’s management, without express approval from the Compensation Committee.

In 2018, the Compensation Committee directly engaged Gallagher Benefit Services and Hunt Benefits & Associates to perform executive and director compensation market reviews. The Company paid fees totaling $61,469 to Gallagher Benefit Services, $5,000 to Hunt Benefits & Associates in 2018.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultants, the Compensation Committee has the sole authority to retain, terminate and obtain the advice of Gallagher Benefit Services and Hunt Benefits & Associates, at the Company’s expense. Further, as discussed above, the Compensation Committee’s compensation consultants will not perform any services for the Company’s management unless approved in advance by the Compensation Committee.

In connection with its engagement of Gallagher Benefit Services and Hunt Benefits & Associates, the Compensation Committee considered various factors bearing upon such consultant’s independence including, but not limited to, the amount of fees received by such consultant from the Company as a percentage of such consultant’s total revenue, such consultant’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact such consultant’s independence. After reviewing these and other factors, the Compensation Committee determined that Gallagher Benefit Services and Hunt Benefits & Associates are independent and that their engagement does not present any conflicts of interest. Each of the consultants also determined that it was independent from management and confirmed this in written statements delivered to the Chair of the Compensation Committee as shown below.

Management’s Role in the Executive Compensation Process

Mr. Beatty, our President and Chief Executive Officer, as well as key members of our human resources function, each help support the Compensation Committee’s executive compensation process and regularly attend portions of committee meetings. As part of the executive compensation process, Mr. Beatty provides his perspective to the Compensation Committee regarding the performance of his Senior Leadership Team, which includes all of our Named Executive Officers and certain other senior officers of the Company. In accordance with NASDAQ rules, Mr. Beatty is not present when his compensation is being discussed or approved by the Compensation Committee and Mr. Beatty does not vote on executive compensation matters, and neither he nor other members of management attend executive sessions of the Compensation Committee.

Risk Considerations

We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	Variable compensation based on a variety of performance goals, including Company, business unit and individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	Balanced mix of short-term and long-term incentives;

•	Stock ownership requirements; and

•	Clawback policy.

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Compensation Peer Group and Benchmarking

The Compensation Committee refers to executive compensation studies prepared by its independent consultants when it reviews and approves executive compensation. The studies reflect compensation levels and practices for executives holding comparable positions at peer group companies, which help the Compensation Committee set compensation at competitive levels. The Compensation Committee’s primary selection criteria are industry (commercially focused banks), asset size, and geography. The Compensation Committee compares each executive officer’s base salary, target total cash and target long-term incentive compensation value to amounts paid for similar positions at peer group companies.

The Compensation Committee believes that the market median is a useful reference point in helping to achieve the executive compensation program objectives. However, the Compensation Committee also considers other factors when setting compensation; and target total direct compensation for each executive may vary from the market median based on the factors the Compensation Committee considers relevant each year, including particular job responsibilities and scope, adjustments for individual skills and expertise, and internal pay equity.

The compensation peer group developed for the Company by Gallagher Benefit Services and Hunt Benefits & Associates in 2018 is listed below.

Company	Ticker	City	State	2018 Assets
Old Line Bancshares Inc	OLBK	Bowie	MD	$2,950,007
Republic First Bancorp Inc.	FRBK	Philadelphia	PA	2,753,297
Southern National Bncp of VA	SONA	McLean	VA	2,701,294
Howard Bancorp Inc.	HBMD	Baltimore	MD	2,267,053
Bus. First Bancshares Inc.	BFST	Baton Rouge	LA	2,094,896
Orrstown Financial Services	ORRF	Shippensburg	PA	1,934,388
Southern First Bancshares Inc	SFST	Greenville	SC	1,900,614
Investar Holding Corp.	ISTR	Baton Rouge	LA	1,786,469
Community Finl Corp.	TCFC	Waldorf	MD	1,689,227
C&F Financial Corp.	CFFI	Toano	VA	1,521,411
Parke Bancorp Inc.	PKBK	Sewell	NJ	1,467,398
Community Bankers Trust Corp	ESXB	Richmond	VA	1,393,874
First United Corp.	FUNC	Oakland	MD	1,347,906
National Bankshares Inc.	NKSH	Blacksburg	VA	1,256,032
Shore Bancshares, Inc.	SHBI	Easton	MD	1,483,076

Compensation Elements at Shore Bancshares

Base Salary

A competitive salary for senior management is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the Company’s specific needs is required. We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, with similar positions among our peers. Additionally, we consider special circumstances related to staffing needs and market situations and levels of compensation provided from other compensation components.

The Compensation Committee generally reviews executive compensation in the fourth quarter. At that time, we review market studies on executive compensation and solicit input from our President and CEO, Mr. Beatty, on the performance of each officer that directly reports to him and his recommended base salary increases or decreases. Recommendations regarding adjustments to Mr. Beatty’s salary are discussed and approved in executive session of the Compensation Committee. Our compensation philosophy is to set executive base salaries generally at the market median; however some adjustments may be made to take into consideration internal equity factors, additional functional responsibilities and each executive’s experience. Changes to the salaries of our Named Executive Officers were as follows:

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Executive	Title	2017 Salary	2018 Salary	2018 % Increase
Lloyd L. Beatty, Jr.	President & CEO	$414,000	$450,000	9%
Edward C. Allen	SVP & CFO	225,000	235,000	4
Donna J. Stevens	SVP & COO	225,000	235,000	4
Patrick M. Bilbrough	Former CEO Shore United Bank	310,000	325,000	5

Annual Incentive Program

The Company’s incentive program, the Management Incentive Plan (the “MIP”), was developed to provide additional compensation to key management personnel when corporate and individual performance meet or exceed specific predetermined goals. Incentive award targets are assigned to each executive based on the executive’s position and responsibilities. We also consider the identified comparative compensation targets and pay mix outlined in our executive compensation philosophy.

In fiscal year 2018, each Named Executive Officer participated in the MIP and was assigned Company and individual goals at the beginning of the year. Target award opportunities under the MIP for 2018 were 15% of base salary for Mr. Beatty and 10% of base salary for the other Named Executive Officers. Once earned, the Named Executive Officer has the option to receive the incentive in cash or equity in any proportion they desire. Since there is no requirement to take any portion of the incentive in equity, there are no restrictions on equity awards and they vest immediately.

For fiscal year 2018, annual incentive bonuses were based on the achievement of the objective performance goals of return on equity (“ROE”) and adversely classified items (“ACI”) which together accounted for a potential of 70% of Mr. Beatty’s incentive award. The remaining 30% of his incentive opportunity was tied to personal goals. The same goals applied to Mr. Bilbrough, except 75% of his goals were tied to the Company and 25% tied to personal goals. Mr. Allen was not subject to the ACI goal and instead was subject to the Company’s consolidated efficiency ratio, resulting in 50% of his incentives tied to the Company and 50% tied to personal goals. Mrs. Stevens goals were split 50% tied to ROE or Company goals and 50% tied to personal goals.

We performed slightly above our threshold ROE and did not achieve the ACI threshold in 2018. Mr. Beatty and Mrs. Stevens earned slightly above their target awards when results of their individual goals were factored into their payout calculations and Mr. Allen and Mr. Bilbrough earned target for their individual goals. Based on our Company and individual performance, the Compensation Committee approved the following incentive payouts for 2018.

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			Threshold		Target		Maximum		Actual Company	2018 MIP	2018 MIP
Executive	Title	Goals	% of salary	Goal	% of salary	Goal	% of salary	Goal	Performance	Award	Award
Lloyd L. Beatty, Jr.	President & CEO	SHBI ROE	7.50%	9.31%	15.00%	10.95%	30.00%	12.59%	9.96%	$47,127	10%
		Adversely Classified Items	3.00%	13.95%	6.00%	12.13%	12.00%	10.31%	17.12%	-	0
		CEO Evaluation	4.50%	50.00%	9.00%	100.00%	18.00%	200.00%	125.00%	50,625	11
		Total % of Salary	15.00%		30.00%		60.00%			97,752	22

Edward C. Allen	CFO	SHBI ROE	6.25%	9.31%	12.50%	10.95%	25.00%	12.59%	9.96%	20,509	9
		Individual Performance Review	6.25%	50.00%	12.50%	100.00%	25.00%	200.00%	100.00%	31,491	13
		Total % of Salary	12.50%		25.00%		50.00%			52,000	22

Donna J. Stevens	COO	SHBI ROE	6.25%	9.31%	12.50%	10.95%	25.00%	12.59%	9.96%	20,509	9
		Individual Performance Review	6.25%	50.00%	12.50%	100.00%	25.00%	200.00%	125.00%	36,719	16
		Total % of Salary	12.50%		25.00%		50.00%			57,228	24

Patrick M. Bilbrough	CEO Shore United Bank	SHBI ROE	6.25%	9.31%	12.50%	10.95%	25.00%	12.59%	9.96%	28,363	9
		Adversely Classified Items	3.13%	13.95%	6.25%	12.13%	12.50%	10.31%	17.12%	-	0
		Individual Performance Review	3.13%	50.00%	6.25%	100.00%	12.50%	200.00%	100.00%	20,313	6
		Total % of Salary	12.50%		25.00%		50.00%			48,676	15

Long-Term Incentives

On May 19, 2016, September 1, 2017 and March 2, 2018, our Board approved performance share plans for Named Executive Officers of the Company and its subsidiaries, which are based on a three-year performance cycles. The objective of this program is to build further ownership for our executive team and link a portion of their compensation to longer-term goals. Pursuant to a performance share/restricted stock unit agreement, participating officers are granted performance shares at the commencement of a performance cycle, and shares will vest if certain pre-determined targets are achieved at the end of the three-year performance period. The first performance cycle ended on December 31, 2018, the second performance cycle ends on December 31, 2019, and the third performance cycle ends on December 31, 2020. These pre-determined targets must be achieved at threshold levels for the awards to vest. If the Company’s level of attainment of specified performance goals falls between threshold and target levels or between target and maximum levels, the Compensation Committee will use a proportional approach to determine the number of shares earned by the individual. The following table presents the performance share plans based on the attainment of specified personal performance goals. Performance metrics and payouts for the 2016 – 2018, 2017 – 2019 and 2018 – 2020 performance period is EPS growth. Shares that will potentially vest are based on a percentage of the executive officer’s base salary in effect at time of the grant.

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2016 - 2018 Long-term Incentive Plan		Threshold		Target		Maximum			Award % of	Total Number
			Award % of		Award % of		Award % of	EPS Goal	Base Salary	of Shares
Executive	Title	EPS Goal	Base Salary	EPS Goal	Base Salary	EPS Goal	Base Salary	Achieved (1)	Achieved	Awarded
Lloyd L. Beatty, Jr.	President & CEO	$1.24	10.0%	$1.46	20.0%	$1.68	40.0%	$1.32	14%	4,314
Edward C. Allen	CFO	1.24	7.5	1.46	15.0	1.68	30.0	1.32	10	1,838
Donna J. Stevens	COO	1.24	7.5	1.46	15.0	1.68	30.0	1.32	10	1,524
Patrick M. Bilbrough	CEO Shore United Bank	1.24	7.5	1.46	15.0	1.68	30.0	1.32	10	2,299

2017 - 2019 Long-term Incentive Plan		Threshold		Target		Maximum
			Award % of		Award % of		Award % of
Executive	Title	EPS Goal	Base Salary	EPS Goal	Base Salary	EPS Goal	Base Salary
Lloyd L. Beatty, Jr.	President & CEO	$1.53	10.0%	$1.70	20.0%	$1.96	40.0%
Edward C. Allen	CFO	1.53	7.5	1.70	15.0	1.96	30.0
Donna J. Stevens	COO	1.53	7.5	1.70	15.0	1.96	30.0

2018 - 2020 Long-term Incentive Plan		Threshold		Target		Maximum
			Award % of		Award % of		Award % of
Executive	Title	EPS Goal	Base Salary	EPS Goal	Base Salary	EPS Goal	Base Salary
Lloyd L. Beatty, Jr.	President & CEO	$1.68	10.0%	$1.87	20.0%	$2.15	40.0%
Edward C. Allen	CFO	1.68	7.5	1.87	15.0	2.15	30.0
Donna J. Stevens	COO	1.68	7.5	1.87	15.0	2.15	30.0

(1)	This excludes the sale of Avon-Dixon, the Company's Insurance Subsidiary on 12/31/2018.

For 2019, our Board determined not to continue this long-term incentive plan program and will not issue new performance share plans in 2019. The existing three-year performance cycles will continue as set forth above.

401(k) Profit Sharing Plan

All employee contributions to the 401(k) Profit Sharing Plan are immediately vested. Discretionary and matching contributions by the Company vest incrementally over a six-year period. For 2018, the Company matched 100% of employee contributions up to three percent of the employee’s compensation and matched 50% of the employee contributions up to an additional two percent of compensation. Discretionary, pre-tax and matching contributions may be withdrawn while a participant is employed by the Company if the participant has reached age 59½, in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Deferred Compensation

We maintain a modest deferred compensation account for Mr. Beatty. The initial Company contribution was $25,000, which has grown in value to $86,099. No other deferred compensation plans or supplemental executive retirement plans were in place for our Named Executive Officers in 2018. Please see the Nonqualified Deferred Compensation Plan in this section.

2019 Deferred Compensation Plan

In addition, the Company sponsors the Shore Bancshares, Inc. Deferred Compensation Plan, effective January 1, 2019 (the “Company Deferred Compensation Plan”), an unfunded nonqualified deferred compensation plan, that provides an opportunity for our Board, a select group of management and highly compensated employees to voluntarily defer a portion of their compensation earned in 2019. The Compensation Committee designates and approves which eligible employee or director may participate in the Company Deferred Compensation Plan. Prior to the beginning of each calendar year, an eligible individual may elect to defer receipt of all or a portion of any Base Salary (as defined in the plan document) or retainer fees that will be earned by such person in the next calendar year. An eligible individual may elect to defer not less than 5% and up to a maximum of 50% of the eligible individual’s Base Salary or 100% of other compensation (such as bonuses or other incentive compensation). The Company, in its sole discretion, may also credit any amount to a non-director participant’s Employer Discretionary Contribution Account (the “Employer Discretionary Contributions”).

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At the choice of the participant, the Company will credit a non-director participant’s account with earnings based on the hypothetical earnings of an investment fund, or default to a money market fund if no election is made. The Company will credit a director’s account for the deferral of retainer fees as deemed to be invested in units of Company shares of common stock. Participants will be fully vested at all times in all deferred compensation or retainer fees credited to each participant’s account. Participants receiving Employer Discretionary Contributions shall vest at a rate to be determined by the Company at the time it makes such contribution, or if not otherwise defined at the time, upon the third anniversary of the contribution. A non-director participant’s benefit is paid on the earliest date of the following: Retirement, Separation from Service, Fixed Payment Date, or Hardship (as those terms are defined in the plan document), and will be paid in cash either in a lump sum or annual installments as described in the Company Deferred Compensation Plan. A director participant’s benefit is paid only upon a Separation from Service other than for Cause (including, but limited to a Separation from Service due to Retirement, death, or Disability), and will be distributed in shares of Company common stock. The Company has entered into an agreement with Matrix Trust Company as trustee to make contributions to a trust that will provide the Company with a source of funds to assist in meeting its liabilities under the Company Deferred Compensation Plan.

Perquisites

The Compensation Committee believes that certain perquisites and other personal benefits can be effective elements of a compensation package because they facilitate and encourage better executive performance and business generation for the Company. Perquisites provided by the Company may include vehicle allowances and country club dues.

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Summary Compensation Table

The following table sets forth for the last two fiscal years the total remuneration for services in all capacities awarded to, earned by, or paid to our Named Executive Officers (the Company’s CEO and the two most highly compensated executive officers and other significant executive officers of the Company and its subsidiaries other than the CEO who were serving as executive officers as of December 31, 2018).

Name and principal		Salary	Stock Awards	Non-equity incentive plan compensation	Change in Pension value and non-qualified deferred compensation earnings	All other compensation	Total
position	Year	($)	($)(1)	($)(2)	($)	($)(3) - (6)	($)
Lloyd L. Beatty, Jr.	2018	450,000	50,395	97,752	(4,300)	20,843	614,690
President and CEO	2017	414,000	131,121	171,611	15,806	23,901	756,439

Edward C. Allen,	2018	235,000	21,477	49,884	-	9,975	316,336
Senior Vice President, CFO and PAO	2017	225,000	48,236	60,303	-	9,666	343,205

Donna J. Stevens	2018	235,000	17,803	57,228	-	7,174	317,205
Senior Vice President and Chief Operating Officer	2017	225,000	30,320	76,316	-	5,031	336,667

Patrick M. Bilbrough,	2018	325,000	26,862	48,676	-	15,701	416,239
Former President/CEO of Shore United Bank	2017	310,000	70,287	95,459	-	16,655	492,401

(1)	Amounts reflect the aggregate grant date fair value of restricted stock awards granted due to the 2016-2018 long-term incentive plan in February 2019. See below under “Grants of Plan-Based Awards” regarding assumptions underlying valuation of equity awards.
(2)	Amounts reflect cash bonuses awarded to the named executive officers under the 2018 MIP Plan. These bonuses were earned in fiscal year 2018 and paid in February 2019.
(3)	For Mr. Beatty, the 2018 amount includes a $11,000 matching contribution under the 401(k) plan, $3,088 for use of an automobile and $6,755 for club dues. The 2017 amount includes a $10,600 matching contribution under the 401(k) plan, $6,821 for use of an automobile and $6,480 for club dues.
(4)	For Mr. Allen, the 2018 amount includes a $9,975 matching contribution under the 401(k) plan. The 2017 amount includes a $9,666 matching contribution under the 401(k) plan.
(5)	For Mrs. Stevens, the 2018 amount includes a $7,174 matching contribution under the 401(k) plan. The 2017 amount includes a $5,031 matching contribution under the 401(k) plan.
(6)	For Mr. Bilbrough, the 2018 amount includes a $8,852 matching contribution under the 401(k) plan, $422 opt out payment in lieu of health insurance coverage provided by the Company, $3,013 for use of an automobile and $3,414 for club dues. The 2017 amount includes a $9,836 matching contribution under the 401(k) plan, $845 opt out payment in lieu of health insurance coverage provided by the Company, $2,962 for use of an automobile and $3,012 for club dues.

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2016 Equity Plan

The 2016 Equity Plan reserves 652,167 shares of Common Stock, subject to adjustment for stock splits and other similar reclassification events, for issuance pursuant to awards. During 2018, the Compensation Committee granted a total of 15,826 restricted shares of Common Stock, 11,194 in restricted stock units and no incentive stock options to the Named Executive Officers under the 2016 Equity Plan. Under the terms of outstanding awards, all unvested shares will lapse and be forfeited upon the termination of the participant’s employment with the Company. The 2016 Equity Plan will terminate on April 27, 2026 and no further awards may be granted under the 2016 Equity Plan after that date. All equity awards made to named executives as a part of their annual incentive program are immediately vested. Performance shares under the long- term incentive plan have a minimum three-year performance vest period.

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Grant of Plan Based Awards Table

											Grant
									All other	Exercise	Date
									Option	or	Fair
			Estimated Future Payouts						Awards:	Base	Value
			Under						Number of	Price	of Stock
			Non-Equity Incentive			Estimated Future Payouts Under			Securities	of	and
			Plan Awards			Equity Incentive Plan Awards			Underlying	Option	Option
	Type of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Award	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/sh)	($)(4)
Lloyd L. Beatty, Jr.	Annual cash incentive	2/20/2019(1)	67,500	135,000	270,000
	Restricted Stock	2/8/2019(2)				$36,956	$73,913	$147,826	4,314	15.20	65,573
	RSUs	9/8/2017(3)				2,498	4,996	9,993	4,996	16.57	82,784
	RSUs	3/2/2018(4)				2,592	5,184	10,368	5,184	17.36	89,994
Edward C. Allen	Annual cash incentive	2/20/2019(1)	29,375	58,750	117,500
	Restricted Stock	2/8/2019(2)				$13,125	$26,250	$52,500	1,838	15.20	27,938
	RSUs	9/8/2017(3)				1,018	2,036	4,073	2,036	16.57	33,737
	RSUs	3/2/2018(4)				1,015	2,030	4,061	2,030	17.36	35,241
Donna J. Stevens	Annual cash incentive	2/20/2019(1)	29,375	58,750	117,500
	Restricted Stock	2/8/2019(2)				8,250	16,500	33,000	1,524	15.20	23,165
	RSUs	9/8/2017(3)				1,015	2,036	4,073	2,036	16.57	33,737
	RSUs	3/2/2018(4)				1,018	2,030	4,061	2,030	17.36	35,241
Patrick M. Bilbrough	Annual cash incentive	2/20/2019(1)	40,625	81,250	162,500
	Restricted Stock	2/8/2019(2)				19,125	38,250	76,500	2,299	15.20	34,945

(1)	The cash awards noted in the table above were approved by the Compensation Committee pursuant to the 2018 MIP established at the beginning of fiscal year 2018. The performance goals outlined in the 2018 MIP were evaluated by the Compensation Committee at the end of fiscal year 2018 and the cash awards were granted on February 20, 2019.

(2)	The amounts for restricted stock represent the number of shares received by each participant on February 8, 2019 for achieving goals outlined in the three-year performance period (2016 – 2018) long-term incentive plan. All goals were identical for all participants. Each operating goal varies in weighting and is subject to threshold, target, and maximum goals linked to the participant’s base salary. These performance based restricted stock awards cliff vested according to the level of achievement of the specified goals.

(3)	The amounts indicate the number of RSUs granted in 2017 that could convert into shares of Common Stock at the end of the three-year performance period (2017 – 2019) based on Company goals identical for all participants. Each operating goal varies in weighting and is subject to threshold, target, and maximum goals linked to the participant’s base salary. These performance based RSUs will cliff vest on December 31, 2019 according to the level of achievement of the specified goals.

(4)	The amounts indicate the number of RSUs granted in 2018 that could convert into shares of Common Stock at the end of the three-year performance period (2018 – 2020) based on Company goals identical for all participants. Each operating goal varies in weighting and is subject to threshold, target, and maximum goals linked to the participant’s base salary. These performance based RSUs will cliff vest on December 31, 2020 according to the level of achievement of the specified goals.

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Assumptions underlying valuation of equity awards

The weighted average fair value of stock options granted on February 6, 2017 was $10.99. The Company estimates the fair value of options using the Black-Scholes valuation model with weighted average assumptions for dividend yield, expected volatility, risk-free interest rate and expected lives (in years). The expected dividend yield is calculated by dividing the total expected annual dividend payout by the average stock price. The expected volatility is based on historical volatility of the underlying securities. The risk-free interest rate is based on the Federal Reserve Bank’s constant maturities daily interest rate in effect at grant date. The expected contract life of the options represents the period of time that the Company expects the awards to be outstanding based on historical experience with similar awards. No options were granted in 2018 and no options have been granted in 2019. If options are granted during the remainder of 2019 the fair value of those options will be calculated using the same required assumption inputs for the Black Scholes valuation model, updated for information available at the time of their grant.

Closing Stock Price on Grant Date (2/6/17)	$16.65
Exercise Price	$16.65
Expected volatility	64.73%
Risk-free interest rate	2.42%
Expected contract life (in years)	10

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The following table provides information with respect to outstanding equity awards held by the Named Executive Officers at December 31, 2018.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
								Market value
	Number of		Number of			Number of		of shares
	securities		securities			shares		or units of
	underlying		underlying	Option		or units that		stock that
	unexercised		unexercised	exercise		have not		have not
	options (#)		options (#)	price	Option	vested		vested
Name	exercisable		unexercisable	($)	expiration date	(#)		($)
Mr. Beatty	-		-	-		14,494	(2)	210,743
Mr. Allen	-		-	-		5,904	(3)	85,844
Mrs. Stevens	-		-	-		5,590	(4)	81,279
Mr. Bilbrough	8,918	(1)	-	9.18	January 7, 2025	2,299	(5)	33,427
	6,660	(1)	-	11.12	February 19, 2026	-		-

(1)	These options were exercised on January 15, 2019.
(2)	These are RSUs granted to Mr. Beatty for the 2016, 2017 and 2018 Long-term Incentive Plan of 4,314, 4,996 and 5,184, respectively. The 2016 RSUs vested on December 31, 2018. The 2017 and 2018 RSUs will cliff vest on December 31, 2019 and December 31, 2020 if a performance metric is achieved. The number of RSUs above may not reflect the actual number of shares received by Mr. Beatty at the end of each performance cycle as it is managements estimate at December 31, 2018.
(3)	These are RSUs granted to Mr. Allen for the 2016, 2017 and 2018 Long-term Incentive Plan of 1,838, 2,036 and 2,030, respectively. The 2016 RSUs vested on December 31, 2018. The 2017 and 2018 RSUs will cliff vest on December 31, 2019 and December 31, 2020 if a performance metric is achieved. The number of RSUs above may not reflect the actual number of shares received by Mr. Allen at the end of each performance cycle as it is managements estimate at December 31, 2018.
(4)	These are RSUs granted to Mrs. Stevens for the 2016, 2017 and 2018 Long-term Incentive Plan of 1,524, 2,036 and 2,030, respectively. The 2016 RSUs vested on December 31, 2018. The 2017 and 2018 RSUs will cliff vest on December 31, 2019 and December 31, 2020, respectively, if a performance metric is achieved. The number of RSUs above may not reflect the actual number of shares received by Ms. Stevens at the end of each performance cycle as it is management’s estimate at December 31, 2018.
(5)	These are RSUs granted to Mr. Bilbrough for the 2016 Long-term Incentive Plan, which vested on December 31, 2018.

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The following table sets forth the number of restricted shares of Common Stock acquired by the Named Executive Officers pursuant to stock awards that vested during 2018 and the value realized upon vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Mr. Beatty	14,284	255,969	13,816	237,635
Mr. Allen	-	-	5,103	87,772
Mrs. Stevens	-	-	3,207	55,160
Mr. Bilbrough	-	-	7,436	127,899

Deferred Compensation

The following table provides information regarding 2018 contributions, earnings, and other financial information in respect of the Company’s Deferred Compensation Plan:

Nonqualified Deferred Compensation

Aggregate
		Executive	Registrant	earnings	Aggregate	Aggregate
		contributions	contributions	(loss) in last	withdrawals/	balance at
		in last FY	in last FY	FY	distributions	last FYE
Name	Plan(1)	($)	($)	($)	($)	($)
Mr. Beatty	CDCP	-	-	(4,300)	-	86,099
Mrs. Stevens	-	-	-	-	-	-
Mr. Bilbrough	-	-	-	-	-	-

(1)	“CDCP” stands for the Company Deferred Compensation Plan.

Under the Company’s Deferred Compensation Plan, amounts deferred at the election of the employee are credited to an account maintained on behalf of the participant and are deemed to be invested in certain investment options established from time to time by the Compensation Committee. Mandatory, matching and discretionary contributions will be credited to an Employer Funded Account (as defined in the plan) established by the Company and will be deemed to be invested in the manner specified in the participant’s election form for that Plan Year in respect of his or her voluntary deferrals. An employee’s account is credited with the gain or loss generated on the investments in which the funds in those accounts are deemed to be invested. Mandatory contributions will be reduced on a pro-rata basis in the event a participant has a Separation from Service (generally defined as a termination of employment other than because of death, Disability (as defined in the plan) or the taking of leave of absence).

A participant is fully vested at all times in employee deferrals (and earnings thereon). Starting in the second year of participation, a participant vests in his or her Employer Funded Account at the rate of 25% each year. If, however, (i) the participant reaches age 70 while employed, (ii) the participant’s service with the Company terminates because of death or Disability, or because of retirement at or after age 70, or (iii) the Company experiences a Change in Control (as defined in the plan), then in each such case the participant’s interest in his or her Employer Funded Account will be automatically 100% vested regardless of years in the plan. If the participant separates from service for any other reason, then any non-vested portion of his or her Employer Funded Account will be forfeited.

The Company’s Deferred Compensation Plan contemplates automatic distributions upon the occurrence of certain events and elective distributions.

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If a participant dies or experiences a Disability while employed by the Company or if the Company experiences a Change in Control (as defined in the plan), then the vested portions of a participant’s accounts will be distributed in a lump sum payment to the participant or, in the case of death, to his or her designated beneficiaries. If a participant experiences a Separation from Service, then the vested portions of a participant’s accounts will be distributed in a lump sum or in installments, as specified in the most recent election form. Certain restrictions on the commencement of automatic distributions apply to Key Employees (as defined in the plan).

A participant may elect in his or her annual election form to receive elective distributions, or “In-Service Distributions,” of his or her employee deferrals (and earnings thereon) for a given Plan Year as soon as three years after the end of that Plan Year. At the time of the election, the participant must also elect whether to receive the elective distribution in a lump sum or in installments over a period of up to 10 years. If a participant fails to make a payment method election, then the distribution will be made in one lump sum. A participant may change his or her election to postpone a distribution or change the form of payment, but such change must be made at least 12 months prior to the original distribution date, cannot be effective until at least 12 months following the subsequent election, and must postpone the commencement of the payment for a period of at least five years from the original distribution date.

The Company’s Deferred Compensation Plan also permits certain limited distributions upon the occurrence of an Unforeseen Emergency (as defined in the plan) and a lump sum distribution, at the administrator’s sole discretion, in the event the participant’s accounts have a value of less than $10,000.

For information about amounts that could be payable to the Named Executive Officers under these deferred compensation plans upon a termination of employment, see the section below entitled “Benefits Upon Termination of Employment.”

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Employment Agreements and Change in Control Agreements

On October 31, 2017, the Company entered into an amended and restated employment agreement with Lloyd L. Beatty, Jr., President and Chief Executive Officer of the Company and an employment agreement with Mrs. Donna J. Stevens, Senior Vice President and Chief Operating Officer of the Company. Each of the employment agreements had a twelve-month term, which automatically renewed for successive twelve-month terms unless a party notified the other party at least 60 days prior to the end of the then-current term of its, his or her decision not to renew the employment agreement.

Notices of non-renewal were given effective August 31, 2018 as the parties to each of the employment agreements determined to exchange the employment agreements for change in control agreements, effective one day after the expiration of the employment agreements on October 31, 2018.

Lloyd L. Beatty, Jr.

On November 1, 2018, the Company and Mr. Beatty entered into a Change in Control Agreement. Pursuant to the Change in Control Agreement, in the event the executive is terminated (i) by the Company without “Cause”, or (ii) by the executive for “Good Reason” within 12 months of a “Change in Control” of the Company (the terms “Cause,” “Change in Control” and “Good Reason” are defined below), the executive will be entitled to receive an amount equal to 2.99 times the executive’s base salary and bonus (not to include the exercise of any stock options) paid or scheduled to be paid under the Company’s annual incentive plan in the calendar year of the Change in Control. However, as discussed in the Accounting and Tax Considerations section below, the Change in Control Agreement provides for a reduction in the amounts payable under the Change in Control Agreement to the extent necessary so that such payments are not deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The Change in Control benefit will be paid in one lump sum on the 60th day following termination of employment, provided that the executive has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60th day.

The Change in Control Agreement has a twelve-month term, which will automatically renew for successive twelve- month terms unless a party notifies the other party at least 60 days prior to the end of the then-current term of its or his decision not to renew the Change in Control Agreement. At least 120 days prior to the commencement of a new term, the Board or a committee thereof will conduct a comprehensive performance evaluation and review of Mr. Beatty to determine whether to give notice of non-renewal.

The Change in Control Agreements define the term “Cause” as: (i) the officer’s “Disability” (as defined in the Employment Agreement); (ii) an action or failure to act by the officer constituting fraud, misappropriation or damage to the property or business of the Company; (iii) conduct by officer that amounts to fraud, personal dishonesty or breach of fiduciary duty; (iv) officer’s conviction (from which no appeal may be, or is, timely taken) of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (v) the officer’s breach of any of his obligations hereunder; (vi) the unauthorized use, misappropriation or disclosure by the officer of any confidential information of the Company or of any confidential information of any other party to whom the officer owes an obligation of nondisclosure as a result of his relationship with the Company; (vii) the willful violation of any final cease and desist or consent order; (viii) a knowing violation by officer of federal and state banking laws or regulations which is likely to have a material adverse effect on the Company, as determined by the Board; (ix) the determination by the Board, in the exercise of its reasonable judgment and in good faith, that officer’s job performance is substantially unsatisfactory and that he has failed to cure such performance within a reasonable period (but in no event more than thirty (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance; (x) officer’s material breach of any of the Company’s written policies; or (xi) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Company permanently prohibiting the continued service of the officer with the Company. No act or failure to act on the part of the officer shall be considered “willful” unless it is done, or omitted to be done, by the officer in bad faith or without reasonable belief that the officer’s action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the officer in good faith and in the best interest of the Company.

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The term “Good Reason” is defined as the termination by the officer within 12 months following a Change in Control based on: (i) without the officer’s express written consent, a material adverse change made by the Company which would reduce the officer’s functions, duties or responsibilities; (ii) without the officer’s express written consent, a 5% or greater reduction by the Company in the officer’s base salary as the same may be increased from time to time; or (iii) without the officer’s express written consent, the Company requires the officer to be based at a location more than 50 miles from Easton, Maryland (which requirement shall be deemed to be a material change in the geographic location at which the officer must perform services for the Company), except for required travel on business of the Company to an extent substantially consistent with the officer’s present business travel obligations. Good Reason shall, for all purposes under the Employment Agreement, be construed and administered in manner consistent with the definition of “good reason” under Treasury Regulation §1.409A-1(n).

The term “Change in Control” is defined as the occurrence of any of the following events: (i) a person, or group of persons acting together, acquires ownership of securities of the Company that, together with such person’s or group’s other securities, constitutes more than 50% of the total fair market value or total voting power of the Company’s securities; (ii) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) ownership of securities of the Company possessing 35% or more of the total voting power of the Company’s securities, (iii) a majority of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or (iv) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) assets from the Company that have a total gross fair market value equal of at least 40% of the total gross fair market value of all of the Company’s assets.

Donna J. Stevens

On November 1, 2018, the Company and Ms. Stevens entered into a Change in Control Agreement. Pursuant to the Change in Control Agreement, in the event the executive is terminated (i) by the Company without “Cause”, or (ii) by the executive for “Good Reason” within 12 months of a “Change in Control” of the Company (the terms “Cause,” “Change in Control” and “Good Reason” are defined above under the description of Mr. Beatty’s Change in Control Agreement), the executive will be entitled to receive an amount equal to 2.0 times the executive’s base salary and bonus (not to include the exercise of any stock options) paid or scheduled to be paid under the Company’s annual incentive plan in the calendar year of the Change in Control. The Change in Control benefit will be paid in one lump sum on the 60th day following termination of employment, provided that the executive has executed and delivered a release of claims and the statutory period during which she may revoke that release has expired on or before that 60th day.

The Change in Control Agreement has a twelve-month term, which will automatically renew for successive twelve- month terms unless a party notifies the other party at least 60 days prior to the end of the then-current term of its or her decision not to renew the Change in Control Agreement. At least 120 days prior to the commencement of a new term, the Board or a committee thereof will conduct a comprehensive performance evaluation and review of Ms. Stevens to determine whether to give notice of non-renewal.

Edward C. Allen

On October 31, 2017, the Bank and Mr. Allen entered into a Change in Control Agreement. Pursuant to the Change in Control Agreement, in the event the executive is terminated (i) by the Bank without Cause, or (ii) by the executive for Good Reason within 12 months of a Change in Control of the Company or the Bank, as the case may be (the terms “Cause,” “Change in Control” and “Good Reason” are defined above under the description of Mr. Beatty’s Change in Control Agreement), the executive will be entitled to receive an amount equal to 1.5 times the executive’s base salary and bonus (not to include the exercise of any stock options) paid or scheduled to be paid under the Company’s annual incentive plan in the calendar year of the Change in Control. The Change in Control benefit will be paid in one lump sum on the 60th day following termination of employment, provided that the executive has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60th day.

The Change in Control Agreement has a twelve-month term, which will automatically renew for successive twelve- month terms unless a party notifies the other party at least 60 days prior to the end of the then-current term of its or his decision not to renew the Change in Control Agreement. At least 120 days prior to the commencement of a new term, the Board of Directors of the Bank or a committee thereof will conduct a comprehensive performance evaluation and review of Mr. Allen to determine whether to give notice of non-renewal.

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Benefits Upon Termination of Employment

The following table shows the estimated present value of benefits (as of December 31, 2018) that could be payable to the Named Executive Officers under change in control agreements and deferred compensation plans upon a termination of employment. Information is provided only for those Named Executive Officers who are eligible to receive such benefits.

		Payment
		Under	Payment Under
		Change in	Deferred
		Control	Compensation
		Agreement	Plans
Name	Reason for Termination	($)	($)
Mr. Beatty	Death or disability	-	86,099
	Change in control	1,345,500	86,099
	Involuntary termination without cause	900,000	86,099
	Termination for any other reason before age 70	-	86,099
	Termination for any other reason after age 70	-	86,099

Mrs. Stevens	Death or disability	-
	Change in control	510,000
	Involuntary termination without cause	470,000
	Termination for any other reason before age 70	-
	Termination for any other reason after age 70	-

Mr. Allen	Change in control	382,500

Accounting and Tax Considerations

No Tax Reimbursement of Parachute Payments and Deferred Compensation

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest, and an additional federal income tax of 20% of the benefit includible in income. The Compensation Committee has structured the change in control benefit of the executives’ change in control agreements to minimize income tax penalties that could be imposed on the Company and/or the executive under Section 280G of the Code. Under Section 280G, an excise tax is imposed on an executive officer who receives payments that are deemed to be contingent on a change in the ownership or effective control of the Company to the extent they exceed 2.99 times the executive’s “annualized includable compensation for the base period” ( i.e. , the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the change in control occurs). In addition, the Company is not entitled to treat such excess as compensation expense for federal income tax purposes. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2018 and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

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Limitation on Deductibility of Executive Compensation

Under Section 162(m), a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Following the Tax Cut and Jobs Act of 2017, Section 162(m) of the Code only exempts qualifying performance-based compensation with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to a binding written agreement in effect on November 2, 2017. Thus, only performance-based awards outstanding on that date or awarded pursuant to a binding written agreement on that date may be exempt from the Section 162(m) deductibility cap. Effectively, The Tax Cut and Jobs Act of 2017 eliminated the ability to rely on the ‘performance-based’ exception under Section 162(m) of the Code with respect to new awards and compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Compensation Committee’s efforts to structure the executive team annual cash incentives and performance-based awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will apply. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.

Despite the changes to Section 162(m) of the Code, the Committee and the Board believe that performance-based compensation rewards executive officers for the achievement of specific annual strategic goals, and promotes sustainable growth as well as creates long-term shareholder value even though some compensation awards may result in non-deductible compensation expenses and will continue to grant performance-based awards. Therefore, the Committee and the Board may grant awards and approve compensation that may not be deductible for income tax purposes.

Accounting Treatment

The Compensation Committee’s stock option grant policies have been impacted by the implementation of Financial Accounting Standards Board ASC Topic 718 (“ASC 718”). Details related to the adoption of ASC 718 and the impact to the Company’s financial statements are discussed in the Notes to the Consolidated Financial Statements included in the accompanying Annual Report on Form 10-K under the heading “Stock Based Compensation”.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS”. Based on this review and these discussions, the Compensation Committee recommended to the Board that the section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement and that it be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

By:	COMPENSATION COMMITTEE
David W. Moore, Chair
Frank E. Mason, III
John H. Wilson
Jeffrey E. Thompson

Compensation Committee Interlocks and Insider Participation

The Compensation Committee oversees executive compensation matters. David W. Moore, Chair , Frank E. Mason, III, John H. Wilson and Jeffrey E. Thompson served on the Compensation Committee during 2018. None of the foregoing persons was, during 2018, an officer or employee of the Company, was formerly an officer of the Company, had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, or had any interlocking relationship contemplated by Item 407(e)(4)(iii) of Regulation S-K.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the policy of the Company that all permissible transactions between the Company and its executive officers, directors, holders of 5% or more of the shares of its Common Stock and affiliates thereof, contain terms no less favorable to the Company than could have been obtained by it in arm’s-length negotiations with unaffiliated persons and are required to be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

Related Party Transactions

Shore United Bank has banking transactions in the ordinary course of their businesses with their directors and officers and with the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with persons not related to the Company and its subsidiaries. Extensions of credit by Shore United Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval and Ratification of Related Party Transactions

Nasdaq Rule 5630 requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file reports with the SEC disclosing their ownership of Common Stock at the time they become subject to Section 16(a) and changes in such ownership that occur during the year. Based solely on a review of copies of such reports furnished to us, or on written representations that no reports were required, we believe that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2018.

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PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C.
AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR

FISCAL YEAR 2019

Shareholders will also be asked to ratify the Audit Committee’s appointment of Yount, Hyde & Barbour, P.C. to audit the books and accounts of the Company for the fiscal year ended December 31, 2019. Yount, Hyde & Barbour, P.C. has served as the Company’s independent registered public accounting firm since September 22, 2017. Prior to this Dixon Hughes Goodman LLP served as the Company’s independent registered public accounting firm from June 1, 2016 through September 22, 2017.

A representative of Yount, Hyde & Barbour, P.C. is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.

Audit Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Yount, Hyde & Barbour, P.C. and Dixon Hughes Goodman LLP during fiscal years 2018 and 2017:

Yount, Hyde & Barbour, P.C.	2018	2017
Audit Fees	$187,286	181,000
Audit-Related Fees	10,000	-
Tax Fees	-	-
All Other Fees	-	-
Total	$197,286	181,000

Dixon Hughes Goodman LLP	2018	2017
Audit Fees	$27,370	162,557
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$27,370	162,557

Audit Fees incurred in fiscal years 2018 and 2017 include charges for the audit of our consolidated financial statements, quarterly reviews of financial statements, issuance of consents and attestation regarding the adequacy of internal control over financial reporting. Audit-Related Fees incurred in fiscal year 2018 and 2017 include charges mainly related to the audit of the 401(k) and profit sharing plan. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Yount, Hyde & Barbour, P.C.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2018 and 2017 services described above were pre-approved by the Audit Committee.

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PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act and the rules promulgated thereunder, our shareholders are entitled to cast an advisory vote to approve the Named Executive Officers’ compensation at least once every three years. This proposal, commonly known as a “Say-on-Pay” vote, gives our shareholders the opportunity to express their views on the Named Executive Officers’ compensation. In a vote held at the 2017 annual meeting of shareholders, our shareholders voted in favor of holding Say-on-Pay votes annually.

Our goal for the executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS” contains the information required by Item 402 of Regulation S-K and discusses in detail our executive compensation program, the decisions made by the Compensation Committee during 2018, and the compensation that was earned by, awarded to or paid to the Named Executive Officers.

The Board and its Compensation Committee believe that our compensation policies and procedures are reasonable in comparison both to our peer group and to our performance during 2018. The Board and its Compensation Committee also believe that our compensation program strongly aligns executive officers with the interests of shareholders in the long-term value of the Company as well as the components that drive long-term value.

At the Annual Meeting, shareholders will be asked to adopt the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the named executive officers of Shore Bancshares, Inc., as disclosed in its definitive proxy statement for the 2019 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” is hereby approved.

Because this advisory vote relates to, and may impact, our executive compensation policies and practices, the Named Executive Officers have an interest in the outcome of this vote. However, it should be noted that your vote is advisory, so it will not be binding on the Board or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee has (i) reviewed and discussed our consolidated audited financial statements for fiscal year ended December 31, 2018 with our management; (ii) discussed with Yount, Hyde & Barbour, P.C., our independent registered public accounting firm, all matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards , Vol. 1, AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Yount, Hyde & Barbour, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding Yount, Hyde & Barbour, P.C.’s communications with the Audit Committee concerning independence, and discussed with Yount, Hyde & Barbour, P.C. its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board that our consolidated audited financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

AUDIT COMMITTEE

By:	James A. Judge, Chair
Blenda W. Armistead
David A. Fike
Christopher F. Spurry

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ANNUAL REPORT TO SHAREHOLDERS

Our 2018 Annual Report has been made available to shareholders and is posted on our website at www.shorebancshares.com under the “Governance Documents” link. Additional copies of the 2018 Annual Report may be obtained without charge upon written request to W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601.

The 2018 Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Any shareholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the shareholders at the 2020 annual meeting of shareholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than November 15, 2019 (120 days before the date of mailing based on this year’s Proxy Statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the Bylaws, if a shareholder intends to present a proposal for business to be considered at the 2020 annual meeting of shareholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at our principal executive offices no earlier than January 25, 2020 and no later than February 24, 2020 (not more than 90 days nor less than 60 days before the first anniversary of the prior year’s annual meeting). Additional time constraints are applicable where the date of the Annual Meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a shareholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the Annual Meeting requiring action of the shareholders. However, if any other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the Annual Meeting for any reason.

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SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of the Proxy Statement, the Annual Report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement, the 2018 Annual Report, and other proxy materials to your address for all residents that own shares of Company Common Stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary. If you are receiving multiple copies of the Proxy Statement, the 2018 Annual Report, and other proxy materials, you may be able to request house holding by contacting your broker, bank or other intermediary. Upon written or oral request, we will promptly deliver a separate set of the Proxy Statement, the 2018 Annual Report or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If you wish to request copies free of charge of the Proxy Statement, the 2018 Annual Report or other proxy materials, please send your request to W. David Morse, Secretary, at Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or call the Company with your request at (410) 763-7800.

By Order of the Board of Directors,

Frank E. Mason, III
Chairman of the Board
March 15, 2019

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BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL If you requested and received a printed set of proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E61397-P18345 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SHORE BANCSHARES, INC. The Board of Directors recommends you vote FOR each of the following nominees: 1. Election of Directors: Nominees: For Against Abstain 1a. Frank E. Mason, III Class I (term expires 2022) 1b. Jeffery E. Thompson Class I (term expires 2022) 1c. John H. Wilson Class I (term expires 2022) The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratify the appointment of Yount, Hyde & Barbour, P.C. as the independent registered public accounting firm for 2019. 3. Adopt a non-binding advisory resolution approving the compensation of the named executive officers. NOTE: Proxies have discretionary authority to vote on such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E61398-P18345 SHORE BANCSHARES, INC. Annual Meeting of Shareholders April 24, 2019 11:00 AM EDT This proxy is solicited by the Board of Directors The undersigned shareholder of Shore Bancshares, Inc. (the “Company”) hereby appoints: Lloyd L. Beatty, Jr. and James A. Judge, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held by the undersigned as of March 1, 2019 at the Annual Meeting of Shareholders called to convene on Wednesday, April 24, 2019,and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address Change/Comments: (If you noted any Address Change and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side